Filed Pursuant to Rule 433
Free Writing Prospectus
Dated September 17, 2012
Registration No. 333-183352

Constitution
Bancorp
INVESTOR PRESENTATION
September 2012
Cranbury, New Jersey

FORWARD-LOOKING STATEMENTS / SAFE HARBOR
This presentation contains forward-looking statements that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of
1995.  Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,”
“seek,” “target,” “intend” or “anticipate” or the negative thereof or comparable terminology.  Forward-
looking statements include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of 1st Constitution Bancorp and our subsidiaries. These forward-looking statements are subject to various assumptions, risks, uncertainties and other factors . These risks are detailed in documents filed by 1st Constitution Bancorp with the Securities and Exchange Commission including 1st
Constitution Bancorp's Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and
June 30, 2012 and the Annual Report on Form 10-K for the year ended December 31, 2011 and other required filings under the Securities Exchange Act of 1934.
Because of these uncertainties, risks and the possibility of changes in these assumptions, actual results could differ materially from those expressed in any forward-looking statements.  Investors are cautioned not to place undue reliance on these statements.  1st Constitution Bancorp assumes no duty or obligation to update any forward-looking statements made in this presentation.
This presentation is for informational purposes only and does not constitute an offer to sell securities.
1st Constitution Bancorp has filed a prospectus and a registration statement with the Securities and
Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents 1st Constitution has filed with the SEC for more complete information about 1st Constitution and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus may also be obtained from 1st Constitution.

- New Jersey-chartered bank holding company organized in 1999
- One banking subsidiary, 1st Constitution Bank, founded in 1989

COMPANY PROFILE
• Growth-oriented community bank headquartered in Cranbury, New
 Jersey
• Operates 14 branches throughout Middlesex, Mercer and Somerset
 Counties and the Fort Lee area of Bergen County, New Jersey
• Seeks to provide customers a high level of personalized banking services, emphasizing quick and flexible responses to customer demands
• Redeemed all outstanding TARP Preferred in October 2010
• Closed acquisition of 3 branches from Amboy Bank in March 2011

• As of June 30, 2012:
 – Total Assets:                                         $777 million
 – Gross Loans:                                        $480 million
 – Deposits:                                               $669 million
 – Shareholders’ Equity:                           $58 million
 – Book Value per Share:                         $11.32
 – Tangible Book Value per Share: $10.28
 – Tangible Common Equity Ratio: 6.78%
 – Total Regulatory Capital Ratio:            12.51%
FINANCIAL HIGHLIGHTS

Six Months Ended		For the Year Ended				
	6/30/2012	6/30/2011	12/31/2011	12/31/2010	12/31/2009	12/31/2008	12/31/2007
Summary Balance Sheet							
Total Assets	$ 777,499	$ 729,431	$ 791,727	$ 644,395	$ 677,996	$ 546,287	$ 429,152
Total Loans	496,391	346,839	494,666	433,207	401,460	383,050	305,083
Net Loans	490,134	340,969	489,132	427,444	396,955	379,365	301,735
Total Deposits	669,071	643,108	623,862	543,735	572,155	414,685	329,332
Common Equity	57,673	52,433	55,000	49,681	45,928	44,232	40,973
Total Equity	57,673	52,433	55,000	49,681	57,401	55,620	40,973
Summary Income Statement							
Net Interest Income	$ 13,258	$ 10,378	$ 23,070	$ 20,482	$ 17,881	$ 16,388	$ 17,778
Provision for Loan Losses	1,150	675	2,558	2,325	2,553	640	130
Noninterest Income	2,353	2,165	4,516	4,237	4,505	3,280	2,558
Noninterest Expense	10,986	9,819	19,805	17,819	17,116	15,029	12,101
Net Income Available to Common	2,465	1,619	3,931	2,286	1,841	2,759	5,443
Per Share Information & Ratios							
Diluted EPS	$ 0.48	$ 0.32	$ 0.77	$ 0.45	$ 0.39	$ 0.62	$ 1.29
Book Value per Share	$ 11.32	$ 10.39	$ 10.80	$ 9.85	$ 9.22	$ 9.10	$ 8.44
Tangible Book Value per Share	$ 10.28	$ 9.29	$ 9.73	$ 9.27	$ 9.10	$ 8.96	$ 8.29
ROAA (%)	0.65	0.47	0.54	0.50	0.41	0.56	1.29
ROAE (%)	8.79	6.47	7.60	5.78	4.52	6.52	14.32
Leverage Ratio (%)	9.16	8.56	8.82	9.63	10.99	14.05	12.66
Tier 1 Capital Ratio (%)	11.47	13.68	11.27	12.99	16.25	17.03	15.58
Total Risk-Based Capital Ratio (%)	12.51	15.13	12.22	14.43	17.23	17.90	17.75

1ST Constitution Bancorp

SUMMARY FINANCIAL HIGHLIGHTS

• Publicly traded on the NASDAQ (“FCCY”)
• As of September 12, 2012:
 – Market Capitalization:                             $46.2 million
 – Price / Book Value:                                 79.5%
 – Price / Tangible Book Value:                   87.5%
 – Price / Last Twelve Month Earnings:       9.6x
 – Ownership:
 • Insider - 20.8%
 • Institutional - 7.1%
 • Mutual Fund/Retail - 72.1%
• Have declared a 5% stock dividend annually since 1999(1)
STOCKHOLDER INFORMATION
(1) Declared a 6% stock dividend in 2006 and 2007

Robert F. Mangano	Joseph M. Reardon	Irving W. Wischik
President, CEO ▪ Joined bank in 1996 ▪ ~40 years banking experience ▪ Prior experience: Urban National Bank, Midlantic Corporation ▪ FCCY ownership: 7.6%	Chief Financial Officer ▪ Joined bank in 2000 ▪ ~25 years banking experience ▪ Prior experience: BMJ Financial Corp. ▪ FCCY ownership: 0.6%	Senior Vice President ▪ Joined the Bank in 1997 ▪ Senior Commercial Lender ▪ 40 years banking experience ▪ FCCY Ownership: under 1%
Jeffrey Apostolou	Walter Hrycyna	Steve Seong
Senior Vice President ▪ Joined the Bank in 1998 ▪ Head of Retail Mortgage Origination, ▪ Specializing in residential mortgage banking. ▪ 25 years banking experience ▪ FCCY Ownership: under 1%	Senior Vice President ▪ Joined the Bank in 2007 ▪ Head of Mortgage Warehousing, ▪ Specializing in wholesale mortgage banking ▪ 35 years banking experience ▪ FCCY Ownership: under 1%
Vice President

▪ Joined the Bank in 2003
▪ Head of Small Business Lending
▪ 25 years banking experience
▪ Specializing in Small Business
 Lending through U.S. Small
 Business Administration
▪ FCCY ownership: under 1%

Experienced management team with extensive local market knowledge
OFFICERS AND DIRECTORS

Charles S. Crow III	John P. Costas
Director, Chairman ▪ Director since 1999 ▪ Chairman since 2005 ▪ Partner, law firm of Crow & Associates ▪ FCCY ownership: 1.1%	Director ▪ Director since 2011 ▪ Chairman of PrinceRidge LLC ▪ Formerly with UBS ▪ FCCY ownership: 3.4%
David C. Reed	William M. Rue	Frank E. Walsh
Director ▪ Director since 2004 ▪ CEO, Mapleton Nurseries ▪ Managing Director, Reed & Company ▪ FCCY ownership: 0.2%	Director and Corporate Secretary ▪ Director since 1999 ▪ President, Charles E. Rue & Son, Inc. ▪ President, Rue Financial Services, Inc. ▪ FCCY ownership: 3.5%	Director ▪ Director since 1999 ▪ Vice President, Jupiter Capital Management Partners, LLC ▪ FCCY ownership: 4.3%
Experienced management team with extensive local market knowledge
OFFICERS AND DIRECTORS

Wayne
Pike
Orange
Putnam
Sussex
Rockland
Passaic
Monroe
Warren
Morris
Essex
Newark
Northampton
Union
Kings
Hunterdon
Somerset
Middlesex
Bucks
Monmouth
Mercer
Trenton
Montgomery
Philadelphia
Delaware
Burlington
Ocean
Camden
Gloucester
Salem
Atlantic
Cumberland
Cape May
Dover
Kent
Morris
Bergen
Bronx
Essex
Newark
New
Hudson
Union
Kings
Somerset
Middlesex
Monmouth
Mercer
Trenton
Ocean
urlington

1ST Constitution Bancorp

CURRENT BRANCH FOOTPRINT
Source: SNL Financial
Operates 14 branches throughout Middlesex, Mercer and Somerset Counties and the Fort Lee area of Bergen County, New Jersey

County	Number of Branches	2011 Deposits in Market ($000)	Market Rank [1]	Percent of State Franchise (%)	Total Population 2011 (Actual)	Population Change 2010-2011 (%)	Projected Population Change 2011-2016 (%)	Median HH Income 2011 ($)	Projected HH Income Change 2011-2016 (%)
New Jersey									
Middlesex	5	356,451	5	55.36	812,506	0.33	2.50	77,382	13.06
Somerset	2	143,008	4	22.21	325,222	0.55	3.29	97,053	9.46
Mercer	6	113,259	9	17.59	367,878	0.37	2.03	71,646	15.47
Bergen	1	31,134	17	4.84	905,506	0.04	0.70	79,903	14.56
Weighted Average Total	**14**			**100.00**		**0.37**	**2.50**	**80,864**	**12.75**
State of New Jersey		643,852	14		8,806,972	0.17	1.50	67,128	18.98
National					310,704,322	0.63	3.42	50,227	14.55

(1) Deposit market share ranking among community banks headquartered in New Jersey; excludes mutual companies and mutual holding companies

1st Constitution Bancorp

Source: SNL Financial
MARKET DEMOGRAPHICS
1st Constitution operates in attractive market areas, with a higher median household income than New Jersey or national medians

Total Assets ($000)

CAGR = 10.6%
$546,287
$677,996
$644,395
$791,727
$777,489
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

Total Net Loans ($000)

CAGR = 7.6%
$379,365
$396,955
$427,444
$489,132
$490,134
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

Total Deposits ($000)

CAGR = 14.7%
$414,685
$572,155
$543,735
$623,862
$669,071
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

Shareholders' Equity ($000) [(1)]

CAGR = 7.9%
$44,232
$45,928
$49,681
$55,000
$57,673
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

(1) Excludes TARP preferred equity in 2008 and 2009

1st Constitution Bancorp

BALANCE SHEET TRENDS
CAGR defined as compound annual growth rate for the period from December 31, 2008 through June 30, 2012

Fair Value: Available for Sale (%)

Non-GSE Residential CMOs 4%
Bank Trust Preferred 2%
Other 2%
Municipal 6%
GSE Residential CMOs 12%
GSE MBS 38%
Treasuries & GSEs 17%
Corporate Debt 19%

6-30-2012 Portfolio Fair Value: $97.5 million

Unrealized Gain: $2.4 million

Fair Value: Held to Maturity (%)

Treasuries & GSEs 2%
Non-GSE Residential CMOs 11%
Bank Trust Preferred 0%
Municipal 36%
GSE MBS 15%
Corporate Debt 17%
GSE Residential CMOs 19%

6-30-2012 Portfolio Fair Value: $128.9 million

Unrealized Gain: $5.9 million

1st Constitution Bancorp

INVESTMENT PORTFOLIO COMPOSITION
Total portfolio fair value of $227.1 million

Loan Composition (%)

Construction
12%
Commercial
business
12%
Residential real
estate
2%
Loans to
individuals
2%
Other
2%
Mortgage
warehouse lines
48%
Commercial real
estate
22%

As of June 30, 2012

1st Constitution Bancorp

LOAN COMPOSITION
Gross loans of $480 million

LOAN PORTFOLIO OVERVIEW
• Commercial and Industrial Loans
 – Provided to small and middle market businesses most often located in the New
 Jersey and New York area
 – Strong consideration is given to long-term existing customers that have maintained a favorable relationship
 – Consist of term loans for equipment purchases, working capital lines of credit that assist customer’s financing of accounts receivable and inventory, and commercial mortgages for owner occupied properties
 – Unsecured loans, when made, are generally granted to the Bank’s most credit worthy borrowers
• Commercial Mortgage
 – Primarily secured by owner and non owner occupied commercial, industrial, and retail property within the state of New Jersey
 – Generally written on an adjustable basis
 – Repayment is structured on a fully amortizing basis for terms up to twenty years

LOAN PORTFOLIO OVERVIEW
• Construction Loans
 – Primarily originates loans to developers and builders either on a revolving or non-
 revolving basis
 – Secured by the real estate to be developed and may also be secured by additional collateral to mitigate the risk
• Mortgage Warehouse Funding
 – Provides a revolving line of credit that is available to licensed mortgage banking companies
 – Originates one-to-four family residential mortgage loans that are pre-sold to the secondary mortgage market
 – On average, loans remain outstanding for a period of less than 30 days, with repayment coming directly from the sale of the loan into the secondary mortgage market
 – Customers of the Warehouse Lines of Credit are required to maintain deposit relationships that, on average, represent 10% to 15% of  loan balances

NPAs / Assets and NPLs / Loans (%)

0.89%
1.40%
1.13%
0.84%
2.14%
2.12%
0.63%
1.95%
0.56%
1.84%
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended
NPAs/Assets
NPLs/Loans

NPAs are nonperforming assets; NPLs are nonperforming loans

NCOs / Average Loans (%)

0.09%
0.45%
0.26%
0.77%
0.10%
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

NCOs are net charge-offs

Reserves / Gross Loans (%)

0.98%
1.19%
1.40%
1.16%
1.30%
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

Reserves / NPLs (%)

109.93%
104.59%
65.42%
185.01%
231.85%
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

NPLs are nonperforming loans

1st Constitution Bancorp

ASSET QUALITY TRENDS

Deposit Composition (%)

Non-interest bearing demand 19%
Interest-bearing demand 30%
Savings 28%
Time 23%

As of June 30, 2012

1st Constitution Bancorp

DEPOSIT COMPOSITION
Total deposits of $669 million

Tangible Common Equity / Tangible Assets (%)

7.98%
6.69%
7.62%
6.30%
6.78%
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

Leverage Ratio (%) [(1)]

14.05%
10.99%
9.63%
8.82%
9.16%
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

(1) Includes TARP preferred equity in 2008 and 2009

Tier 1 Risk-Based Capital Ratio (%) [(1)]

17.03%
16.25%
12.99%
11.27%
11.47%
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

(1) Includes TARP preferred equity in 2008 and 2009

Total Risk-Based Capital Ratio (%) [(1)]

17.90%
17.23%
14.43%
12.22%
12.51%
2008
2009
2010
2011
6/30/2012
Year Ended
Quarter Ended

(1) Includes TARP preferred equity in 2008 and 2009

1st Constitution Bancorp

CAPITAL TRENDS

Net Interest Income ($000)

CAGR = 12.1%
$16,388
$17,881
$20,482
$23,070
$10,378
$13,258
2008
2009
2010
2011
6/30/2011
6/30/2012
Year Ended
YTD

Noninterest Income ($000)

CAGR = 11.0%
$3,301
$4,505
$4,237
$4,516
$2,165
$2,353
2008
2009
2010
2011
6/30/2011
6/30/2012
Year Ended
YTD

Non-Interest Expense ($000)

CAGR = 9.6%
$15,051
$17,116
$17,819
$19,805
$9,819
$10,986
2008
2009
2010
2011
6/30/2011
6/30/2012
Year Ended
YTD

Net Income ($000)

CAGR = 12.5%
$2,759
$2,561
$3,307
$3,931
$1,619
$2,465
2008
2009
2010
2011
6/30/2011
6/30/2012
Year Ended
YTD

Excludes TARP dividends in 2008 and 2009

1st Constitution Bancorp

INCOME STATEMENT TRENDS
CAGR defined as compound annual growth rate for the period from December 31, 2008 through December 31, 2011

Return on Average Assets (%)

0.56%
0.41%
0.50%
0.54%
0.65%
2008
2009
2010
2011
6/30/2012
Year Ended
Ann'l.

Return on Average Equity (%)

6.52%
4.52%
5.78%
7.60%
8.81%
2008
2009
2010
2011
6/30/2012
Year Ended
Ann'l.

Net Interest Margin (%)

3.64%
3.06%
3.27%
3.55%
3.92%
2008
2009
2010
2011
6/30/2012
Year Ended
Ann'l.

Efficiency Ratio (%)

76.44%
76.80%
72.10%
71.80%
70.40%
2008
2009
2010
2011
6/30/2012
Year Ended
Ann'l.

1st Constitution Bancorp

PERFORMANCE TRENDS

• Experienced management team with extensive in-market experience
• Significant insider ownership by management and directors
• Each line of business managed by trained professionals who have been at the Company for an average of 10 years
• Internal audit, compliance, BSA, and loan review functions overseen in-
 house by trained and experienced, full-time employees
• Focus on credit quality
• Attractive market demographics and growth opportunities
• Low cost, core deposit franchise
• Strong historical record of profitability
• Shareholder and customer focus
SUMMARY

1st Constitution Bancorp provides financial services to
consumers, businesses, and institutions in Central New
Jersey in the communities we serve
•   Our basis of services emphasizes credit products for creditworthy consumers and businesses, and deposit products and services designed to enhance the value or our clients' assets.
•   Our employees are a key element in our success. We will train them appropriately and provide them with the means to deliver a superior level or service to our customers, and reward them accordingly for their overall performance.
•   Our mission is to enhance shareholder value by making each of our operating units a driving force towards providing shareholders with an appropriate rate of return on their investment.
MISSION STATEMENT

• Issuer: 1st Constitution Bancorp
• Ticker: NASDAQ: “FCCY”
• Offering Size:  $5 Million
• Subscription Right: 0.109 per common share held
• Subscription Price: $9.00
• Current Price per Share: $9.00 (9/10/12 close)
• Record Date: September 5, 2012
• Expiration Date:  5:00 p.m. EST October 5, 2012
• Use of Proceeds: General corporate purposes
For more information, please contact:
Robert F. Mangano, President & CEO
or
Joseph M. Reardon, Sr. Vice President &Treasurer
(609-655-4500)
RIGHTS OFFERING SUMMARY

Constitution
Bancorp
THANK YOU!